July 1, 2014

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

FHLBNY Director Election Process Begins

Comprised of industry and community leaders from across our membership and our District, the Board of Directors of the Federal Home Loan Bank of New York (the “FHLBNY”) is a key strength of our cooperative. The experience, expertise and diversity of our Directors allow the Board to provide management with both guidance and input, and bolster our ability to meet the needs of our members. Because of this, we believe that it is important for our membership to be involved in the Board’s annual Director elections.

The process for the election of Directors of the FHLBNY for terms commencing on January 1, 2015 is now underway, and a Director Election Announcement Package containing detailed information about the process is on the way to your offices. I would like to highlight the following for your attention:

•	The FHLBNY is now formally soliciting nominations in connection with its 2014 Member Director elections. Eligible stockholders in New Jersey, using certificates included in the Package, will be able to nominate one person each for the two New Jersey Member Directorships that are up for election, and eligible stockholders in New York will be able to nominate one person for the one New York Member Directorship that is up for election. (There will not be a Member Director election for Puerto Rico and the U.S. Virgin Islands this year.)

•	Persons who are interested in being considered for nomination for the two District-wide Independent Director seats in this year’s election must first submit an Independent Director application form to the FHLBNY, copies of which will be available on the FHLBNY’s website.

All certificates and forms mentioned above must be returned to the FHLBNY by no later than 5:00 p.m. on July 30, 2014.

Please be on the lookout for the Package. If you have any questions, please contact Paul S. Friend, the FHLBNY’s general counsel, at generalcounsel@fhlbny.com.

In Washington

FHFA’s 2013 Report to Congress

On June 13, the Federal Housing Finance Agency submitted its 2013 Report to Congress, presenting the findings of the agency’s 2013 examinations of Fannie Mae and Freddie Mac, the 12 Federal Home Loan Banks and the Office of Finance. Last year was a strong year for both the Federal Home Loan Bank System and our cooperative, and the Report to Congress reflects our continuing ability to meet our mission.

Most important to our members, the Report highlights the increase in advances across the System in 2013. Last year was the second consecutive year in which advances increased following three years of declines, and, as the Report states, “The increase in advances in 2013 was the largest since 2007, when the liquidity crisis led to significant member borrowing.” The increase in advances drove what the Report called “substantial” asset growth across the System. The Report also highlighted strong System earnings in 2013, noting that every Home Loan Bank was profitable in each quarter of the year. According to the Report, private-label MBS “had a much smaller effect on the FHLBanks in 2013 than it had from 2009 to 2012.” Indeed, this issue, which affected a few Home Loan Banks following the financial crisis, has turned around. The Home Loan Banks recorded impairment charges of just $15 million on these securities in 2013, a decrease of nearly $100 million from 2012. In recent quarters, several Home Loan Banks have been experienced recoveries on these securities, including $60 million in recoveries in the first quarter of 2013. Retained earnings have also significantly increased across the System – to $12.1 billion at year-end 2013.

I am pleased to say that our cooperative fared well in 2013. The Report noted that the “FHFA found the overall condition of [the FHLBNY] to be satisfactory and that [the FHLBNY] continued its pattern of strong earnings and low overall risk.” The Report reflects the success of our Advances Bank model, highlighting the fact that our advance portfolio has accounted for more than 70 percent of our total assets in every year since 2001. At year-end 2013, our cooperative had the third-highest advances-to-assets ratio in the System. Our focus on advances continues in 2014: at the end of the first quarter, we had regained the highest ratio in the System; and advances averaged $88.4 billion in May 2014, an increase of $1.2 billion from April.

In its introduction to the Report, the FHFA made the following statement regarding its oversight of Fannie, Freddie and the Home Loan Banks in 2013:

“While many challenges remain, the accomplishments of the past year provide a solid foundation for continued progress in 2014.”

I believe the same can be said about our nation’s network of community lenders, and the Home Loan Banks that support them. Our local lenders already provide the solid foundation that our communities need to progress and prosper.

I wish you all a happy and healthy Fourth of July. There is perhaps no greater holiday for community spirit, a spirit that is strengthened by the local community lender.

Sincerely,

José R. González
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.